EXHIBIT 10.1

ACCOUNTS RECEIVABLE PURCHASE MODIFICATION AGREEMENT

     This Accounts Receivable Purchase Modification Agreement is entered into as of March 16, 2005, by and between Superconductor Technologies Inc. (the “Seller”) and Silicon Valley Bank (“Buyer”).

1.     DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Seller to Buyer, Seller is indebted to Buyer pursuant to, among other documents, an Accounts Receivable Purchase Agreement, dated March 28, 2003 by and between Seller and Buyer, as may be amended from time to time (the “Accounts Receivable Purchase Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Accounts Receivable Purchase Agreement.

Hereinafter, all indebtedness owing by Seller to Buyer shall be referred to as the “Indebtedness”.

2.     DESCRIPTION OF COLLATERAL. The Collateral as described in the Accounts Receivable Purchase Agreement and the Intellectual Property Security Agreement, dated March 28, 2003 (“IP Agreement”), secures repayment of the Indebtedness.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Documents”.

3.     DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Accounts Receivable Purchase Agreement:

1.	Section 2.2 entitled “Acceptance of Receivables” is hereby amended in its entirety to read as follows:

2.2. Acceptance of Receivables. Buyer shall have no obligation to purchase any receivable listed on an Invoice Transmittal. Buyer may exercise its sole discretion in approving the credit of each Account Debtor before buying any receivable. Upon acceptance by Buyer of all or any of the receivables described on any Invoice Transmittal, Buyer shall pay to Seller 80(%) percent of the face amount of each receivable Buyer desires to purchase, net of deferred revenue and offsets related to each specific Account Debtor. Such payment shall be the “Advance” with respect to such receivable. Buyer may, from time to time, in its sole discretion, change the percentage of the Advance. Upon Buyer’s acceptance of the receivable and payment to Seller of the Advance, the receivable shall become a “Purchased Receivable.” It shall be a condition to each Advance that (i) all of the representations and warranties set forth in Section 6 of this Agreement be true and correct on and as of the date of the related Invoice Transmittal and on and as of the date of such Advance as though made at and as of each such date, and (ii) no Event of Default or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default shall have occurred and be continuing, or would result from such Advance. Notwithstanding the foregoing, in no event shall the aggregate amount of all Purchased Receivables outstanding at any time exceed Five Million Dollars ($5,000,000.00).

2.	Effective as of the date herewith, Section 3.2 entitled “Finance Charges” is hereby amended in its entirety to read as follows:

3.2. Finance Charges. On each Reconciliation Date Seller shall pay to Buyer a finance charge in an amount equal to 2.50 percentage points above the Prime Rate per annum (but no less than 6.75%) multiplied by the gross average daily Account Balance outstanding during the applicable Reconciliation Period (the “Finance Charges”).

3.	Paragraphs (I) and (J) of Section 6.2 entitled “Additional Warranties, Representations and Covenants” are hereby amended/incorporated to read as follows:

(I) Seller will maintain its primary deposit and investments accounts with or through Buyer, which relationship shall include Borrower maintaining account balances in any accounts at or through Bank representing at least 85% of all account balances of Borrower at any financial institution; and

(J) Seller shall not, without Buyer’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with another corporation or entity, unless Seller’s stockholders hold a majority of the voting rights of the surviving entity, and the transaction’s consideration is in the form of stock; (ii) acquire any assets, except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business, unless the transaction involves inbound and outbound licensing; (iv) sell or transfer any Collateral, except for the sale of finished inventory in the ordinary course of Seller’s business, and except for the sale of obsolete or unneeded equipment in the ordinary course of business; (v) store any inventory or other Collateral with any ware-houseman or other third party, which value exceeds $1,500,000; (vi) make any loans of any money or other assets; (vii) incur any debts, outside the ordinary course of business, which would result in a material adverse change (described in Section 9(J)); (viii) guarantee or otherwise become liable with respect to the obligations of another party or entity; (ix) pay or declare any dividends on Seller’s stock (except for dividends payable solely in stock of Seller); (x) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Seller’s stock; (xi) make any change in Seller’s capital structure which would result in a material adverse change (described in Section 9(J)); or (xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Seller or reasonably related thereto; (xiii) dissolve or elect to dissolve.

4.	The first sentence in Section 17 entitled “Term and Termination” is hereby amended to read as follows:

The term of this Agreement shall be through June 15, 2006 unless terminated in writing by Buyer or Seller.

4.     CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

5.     NO DEFENSES OF SELLER. Seller agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6.     PAYMENT OF LOAN FEE. Borrower shall pay Bank a fee in the amount of Thirty-One Thousand Two Hundred-Fifty Dollars ($31,250) (“Loan Fee”) plus all out-of-pocket expenses.

7.     CONTINUING VALIDITY. Seller understands and agrees that in modifying the existing Indebtedness, Buyer is relying upon Seller’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Accounts Receivable Purchase Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Buyer’s agreement to modifications to the existing Indebtedness pursuant to this Accounts Receivable Purchase Modification Agreement in no way shall obligate Buyer to make any future modifications to the Indebtedness. Nothing in this Accounts Receivable Purchase Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Buyer and Seller to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Buyer in writing. No maker, endorser, or guarantor will be released by virtue of this Accounts Receivable Purchase Modification Agreement. The terms of this paragraph apply not only to this Accounts Receivable Purchase Modification Agreement, but also to any subsequent Accounts Receivable Purchase modification agreements.

8.     COUNTERSIGNATURE. This Accounts Receivable Purchase Modification Agreement shall become effective only when executed by Seller and Buyer.

9.     CONDITIONS. The effectiveness of this Accounts Receivable Purchase Modification Agreement is conditioned upon payment of the Loan Fee.

SELLER:
SUPERCONDUCTOR TECHNOLOGIES, INC.

By:

Name:

Title:

BUYER:
SILICON VALLEY BANK

By:

Name:

Title:

3